SHARED SERVICES AGREEMENT

     AGREEMENT ("Agreement"), made this 2nd day of April, 2001 by and between Century Aluminum Company ("Century"), NSA, Ltd. ("NSA"), Glencore Acquisition I LLC ("GAC" and, together with NSA, collectively, the "Smelter Site Owner") and Southwire Company ("Southwire").

                                   BACKGROUND

     A. Southwire, through various entities, owns and operates a reduction facility, a cast house, and related assets and property in Hawesville, Kentucky (collectively, the "Smelter Site").

     B. Southwire owns and operates a rod and cable mill, and related assets and property (collectively, "SCKP"; each of the Smelter Site and SCKP hereinafter sometimes referred to as a "Site"), adjacent to the Smelter Site;

     C. The Smelter Site and SCKP have heretofore been operated by Southwire as an integrated facility;

     D. Century and Southwire have entered into a Stock Purchase Agreement dated August 31, 2000 (the "Stock Purchase Agreement"), pursuant to which Century will acquire the entities which own the Smelter Site, including NSA, and all assets comprising such Site;

     E. Century and Glencore AG ("Glencore") have entered into an Asset Purchase Agreement dated as of the date hereof pursuant to which GAC, a wholly-owned subsidiary of Glencore, will acquire certain assets comprising part of the Smelter Site;

     E. There are certain services, facilities and related physical assets that the parties desire to be shared between the two Sites.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

     1. Division of Premises. Pursuant to the Stock Purchase Agreement, Century and Southwire have agreed to divide the Hawesville Complex as shown on the plat of survey entitled "Southwire Company, located at 1987 State Route 271N, West of Hawesville, Kentucky", dated March 8, 2001, prepared by HRG PLLC, which has been recorded in Cabinet B, Slide 145 of the Office of the Hancock County Registry of Deeds. A reduced photocopy of such plat is attached hereto as Exhibit A. Pursuant to the Stock Purchase Agreement, Southwire has taken such action as is necessary (a) to divide the Hawesville Complex such that at the closing under the Stock Purchase Agreement both Sites are in compliance with existing zoning, land use, environmental and similar laws and regulations and (b) to obtain such permits and variances as are necessary to accomplish such division.

     2. Shared Services. Set forth in Exhibit B hereto is a description of facilities that will be utilized and shared by each of the Smelter Site Owner and Southwire (each a "Facility") in the normal course of operations, and the services (each a "Shared Service") to be provided by Southwire or the Smelter Site Owner, as owner of a Facility, to Southwire or the Smelter Site Owner, as the case may be, with respect to such Facility. Each party shall provide the Shared Services identified in Exhibit B as being provided by such party to the other party in accordance with the terms and provisions of this Agreement. All references to a providing party shall mean the party providing a Shared Service to the other party, and all references to a recipient party shall mean the party receiving a Shared Service from the providing party. Exhibit B describes the Facilities, Shared Services and the allocations of responsibilities and costs agreed with respect thereto. Exhibit B is incorporated herein in its entirety and made a part of this Agreement, and all references to this Agreement shall include Exhibit B.

     3. Standards; Level of Services; Limitation. Unless otherwise expressly provided in this Agreement:

     (a) A party obligated to provide a Shared Service under this Agreement shall do so using standards of care and levels and manner of performance consistent with its normal operating procedures. All Facilities to be operated by either party shall be operated so as not to unduly discriminate against the other party hereto.

     (b) All costs and expenses of operating and maintaining a Facility shall be
paid  by  the  party  owning  that   Facility,   subject  to   allocations   and
reimbursements as provided herein.

     (c) The providing party shall not be required to perform services hereunder that conflict with any applicable Legal Requirement.

     (d) The recipient party shall provide timely decisions and reasonable written policy guidelines as required for the performance of Shared Services by the providing party.

     (e) No party shall permit the whole or any portion of a Facility owned by the other party to be occupied or utilized by any other person or entity, other than the first party's officers, directors, employees and authorized agents engaged in the performance of their duties in the ordinary course of business and operation of such other party's Site.

     4. Payment.

     (a) Except as otherwise specifically provided herein or in Exhibit B, a recipient of a Shared Service shall pay therefor an amount equal to the providing party's Direct Costs for providing such Shared Service. For purposes of this Agreement, "Direct Costs" shall include, without limitation, (i) wages and employee benefits of personnel that are providing the Shared Service, (ii) supply, maintenance, repair and other expenses of the providing party incurred in providing the Shared Service, (iii) any and all other costs directly related to the operation and maintenance of the relevant Facility and the provision of the Shared Service, and (iv) a reasonable capital charge for replacement of facilities or equipment related to the Facility used in providing a Shared Service; provided, however, the recipient shall not have any duty or responsibility to pay new capital charges for replacement of facilities or equipment related to the Facility used in providing a Shared Service that are incurred after providing written notification to terminate a Shared Service pursuant to Section 5(a).

     (b) Except as otherwise specified herein, Direct Costs shall be allocated to the recipient of the Shared Service pro rata to such recipient's actual usage of such Shared Service.

     (c) Except as otherwise specified in Exhibit B, each party shall provide to the other a monthly statement for amounts due for Shared Services for the immediately preceding calendar month, setting forth in reasonable detail the services provided and the Direct Costs thereof. The recipient shall pay the provider the invoiced amount in immediately available funds within fifteen (15) days after delivery of the invoice. Payments due on a day other than a business day shall be made on the next succeeding business day. Amounts due from Southwire to the Smelter Site Owner, and from the Smelter Site Owner to Southwire, hereunder may be netted or set off one against the other. Interest shall accrue and be payable on any overdue amount payable hereunder at a rate equal to one and one-half percent (1 1/2%) per month, prorated for the number of days such overdue amount is outstanding.

     (d) If an error is made in the calculation of any amount payable by the recipient under this Agreement, the invoice to such recipient for the month immediately succeeding the month in which such error was finally determined shall be increased or decreased by an amount equal to the amount of such overpayment or underpayment, as the case may be.

     (e) Notwithstanding the provisions of Section 9 hereof, if a party disputes the amount of any charge, it shall pay the undisputed amounts within the payment terms provided for in paragraph (c) above and shall set forth in writing those amounts to which it objects with a reasonably detailed explanation of the basis for its objections. The parties shall act in good faith to promptly resolve any such disputes. Any such dispute not so resolved shall be subject to the provisions of Section 9 hereof.

     (f) Each party shall provide the other with such information as the other may reasonably request to review and confirm the accuracy of the monthly statements provided under Section 4(c) above.

     (g) The recipient shall pay to the provider for each Shared Service that is the subject of any sales or use tax imposed by any Governmental Body (as defined in Section 14), within fifteen (15) days after demand therefor, an amount equal to the recipient's pro rata portion of the aggregate amount of such sales or use tax. Notwithstanding the foregoing, the recipient shall use reasonable efforts to provide exemption certificates where available and to calculate any applicable sales or use tax and to make payment thereof directly to the appropriate taxing authority.

     (h) During the first full calendar year of the term of this Agreement, representatives of the parties shall meet quarterly to discuss the price and level of service of each Shared Service.

     5. Term and Termination.

     (a) Unless otherwise provided herein with respect to a specific Shared Service, this Agreement shall have a term of five (5) years commencing on the date hereof with respect to each Shared Service. Either party may extend the term of this Agreement for one (1) additional term of five (5) years with respect to any specific Shared Service, upon notice thereof to the other given not less than sixty (60) days' prior to the expiration of the initial term.

     (b) Unless otherwise provided herein with respect to a specific Shared Service, the recipient of a Shared Service may, at any time, terminate this Agreement as to such Shared Service on not less than one hundred twenty (120) days' prior written notice to the providing party.

     (c) This Agreement may be terminated with respect to any specific Shared Service by the provider thereof, if the recipient thereof shall fail to pay to the provider the amount due to the provider hereunder with respect to the Shared Service in question, when the same becomes due and payable under this Agreement, and any such failure shall remain unremedied for a period of thirty (30) days after notice thereof shall have been given by the provider to the recipient.

     (d) The foregoing termination rights set forth in Section 5(c) shall be in addition to all other rights and remedies that the non-breaching party may have against the breaching party with respect to such Shared Service under this Agreement.

     (e) Upon the discontinuation or termination of a Shared Service hereunder, this Agreement shall be of no further force and effect with respect to such Shared Service except as to obligations accrued prior to the date of discontinuation or termination.

     6. Force Majeure.

     (a) Except to the extent caused by the negligence, recklessness or willful misconduct of the party asserting Force Majeure (as defined below), the providing party shall be excused from liability for failure to provide, and the recipient party shall be excused from liability for failure to receive, one or more Shared Services, pursuant to this Agreement when such failure is due to acts of God or the elements of weather, fire, war, civil commotion, labor disputes, act of civil or military authority, Governmental Order or request, interruption of electrical supply or supply of raw materials, breakdown of key equipment at the respective Facilities or other like or unlike causes beyond such party's reasonable control, as applicable (any such event a "Force Majeure"); provided, however, that: (i) such suspension shall relate solely to that portion of the Shared Services that the party seeking to rely on such event of Force Majeure is unable to provide or receive, as the case may be, and (ii) such suspension shall be in effect only for the period during which such event of Force Majeure shall be continuing. If such event of Force Majeure results in a partial rather than a total inability on the part of the provider to provide or the recipient to receive the Shared Service, the recipient or the provider, respectively, shall be entitled to receive or provide the pro rata portion of any available quantity or level of such Shared Service. If a party's performance is affected, or may be affected, by Force Majeure, that party shall give notice thereof to the other party as soon as practicable after the occurrence of such Force Majeure, which notice shall include, insofar as known, a statement of the probable extent to which the affected party will be unable to perform or will be delayed in performing its obligations hereunder, provided that any failure to provide such notice shall not affect the right of the party claiming such event except to the extent that the other party has suffered actual prejudice thereby. Each party shall exercise due diligence to eliminate or remedy any such Force Majeure and to prevent the same from unnecessarily delaying and interrupting its performance hereunder and shall give the other party prompt written notice when such Force Majeure causes shall have been eliminated or remedied.

     (b) Upon the occurrence and during the continuance of an event of Force Majeure, the recipient of a Shared Service which is affected by such event of Force Majeure shall be entitled to obtain substitute services or facilities on a temporary basis. If an event of Force Majeure continues for more than sixty (60) days, the recipient may elect to obtain any substitute service or facility on a permanent basis and upon such election the obligations of the providing party shall cease.

     7. Temporary Suspension of Shared Services for Repairs and Improvements.

     (a) To allow the party that owns a Facility and provides a Shared Service to maintain and/or make repairs or improvements to the Facility, such party may elect to reduce, interrupt, allocate, alter or change (each activity a "Change") the relevant Shared Services that it provides under this Agreement, provided that the party desiring to make the Change shall give reasonable notice of such action, describing such Change and the reasons therefor, to the other party, pursuant to Section 13(h) hereof; provided that if such Change to a Shared Service is reasonably likely to increase the costs of such Shared Service by more than ten percent (10%), such notice shall be given at least seventy-five
(75) days prior to the implementation of such Change.

     (b) Except as the parties may otherwise agree in writing, a party that desires to undertake a Change shall pay the costs associated with effecting the Change, which shall be subject to the allocations and reimbursements provided for herein. Upon the occurrence and during the continuance of any Change referred to in this Section 7, the parties shall cooperate to attempt to arrange for Shared Services to be furnished in an alternate manner and to minimize or reduce the effect on their operations of such Change of a Shared Service in conformity with Section 3(a) hereof; provided, however, that to the extent a Shared Service is reduced by a Change, the recipient party shall be entitled to receive a pro rata portion of any available quantity or level of such reduced Shared Service, and an appropriate reduction in the charge to the recipient party for such reduced Shared Services shall be made.

     8. Additional Covenants.

     (a) Inspection, Access and Testing. At scheduled times and intervals to be agreed upon by the parties, each of Century and Southwire shall:

     (i) permit either the recipient party or, at such other party's option, independent public accountants mutually acceptable to the parties, to inspect the books and records of the providing party relating to the Shared Services furnished pursuant to this Agreement, provided that such inspection and audit shall be conducted for the sole purpose of determining whether the costs charged have been assessed in accordance with the terms of this Agreement, and the cost of such inspection shall be borne by the requesting party; and

     (ii) permit the recipient party or any of its agents or representatives to visit its Site in order to: (A) consult with those agents of the providing party designated by such party regarding Shared Services to be provided hereunder, and
(B) require that meter calibration and/or other tests be conducted to verify the accuracy of equipment used to determine the quantity or quality of Shared Services provided hereunder, provided that: (x) the recipient party shall not be entitled to require meter calibration and/or other tests permitted by clause (B) above any more frequently than every ninety (90) days; (y) each party shall cause its employees, agents and representatives to comply with all of the other party's rules and regulations pertaining to security, safety and property protection and follow the route or routes designated by such party and (z) the recipient party or its agents must provide not less than twenty-four (24) hours' advance notice to the providing party and all employees of the recipient party must be accompanied by a supervisor.

     (b) Books and Records. Each party shall keep proper books and records of account, in which full and correct entries shall be made of all financial transactions related to Shared Services and the performance of its obligations under this Agreement, including, without limitation, recording the levels or quantities of Shared Services provided by or on behalf of that party to the other party under this Agreement, the costs and expenses associated therewith and amounts paid by or on behalf of such party.

     9. Dispute Resolution.

     (a) In the event that any dispute, claim or controversy shall arise as to whether either party hereto shall have fulfilled its obligations under this Agreement, the parties agree that within five (5) days after notification thereof authorized representatives of the parties shall meet to resolve such dispute, claim or controversy. If, within ten (10) days after the authorized representatives first begin such meetings the parties have not agreed on a resolution, a Southwire representative and a Century representative (other than, in the case of each party, the aforementioned authorized representatives) shall meet within five (5) days to resolve such dispute, claim or controversy. If, within ten (10) days after such designated representatives first begin such meetings, the parties have not reached agreement, the dispute, claim or controversy shall be determined in the manner set forth in Section 9(b) hereof.

     (b) If, within five (5) business days after the date referred to in the last sentence of Section 9(a) hereof the dispute, claim or controversy in question remains unresolved, such dispute, claim or controversy shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The number of arbitrators to be appointed in accordance with such rules shall be three (3), one of who shall be a practicing attorney, and the arbitration shall take place in Hawesville, Kentucky. Any award or decision rendered by such arbitrators shall be final and binding on the parties and nonappealable. Judgment upon any award or decision rendered by such arbitrators may be entered in any court of competent jurisdiction. Any costs of the proceedings described in this Section 9(b) shall be shared equally by the parties.

     10. Liability Generally. Neither party shall be responsible for special or consequential or incidental damages (including lost profits) of the other party, or for punitive damages awarded against the other party, based upon or arising out of such party's performance or non-performance of this Agreement, provided that nothing herein shall limit a party's liability for damages (other than the exclusion of special, consequential or incidental damages), including costs of repair and remediation, to its or the other party's Site.

     11. Indemnification.

     (a) Subject to the limitations set forth in Section 10 and Sections 11(c) and (d) below, Century and the Smelter Site Owner hereby agrees to indemnify, hold harmless and defend Southwire and Southwire's Affiliates against and in respect of any and all Losses (including reasonable attorneys' fees and litigation expenses) incurred by Southwire and Southwire's Affiliates caused by or arising solely from (i) acts of the Smelter Site Owner in connection with the performance of (or failure to perform) any of the Smelter Site Owner's obligations under this Agreement that constitute negligence, recklessness or willful misconduct of the Smelter Site Owner and (ii) any condition, event or act caused or contributed to by the Smelter Site Owner at or affecting a Facility owned by Southwire.

     (b) Subject to the limitations set forth in Section 10 and Sections 11(c) and (d) below, Southwire hereby agrees to indemnify, hold harmless and defend NSA and GAC and NSA's and GAC's Affiliates against and in respect of any and all Losses (including reasonable attorneys' fees and litigation expenses) incurred by NSA or GAC and NSA's or GAC's Affiliates caused by or arising solely from (i) acts of Southwire in connection with the performance of (or failure to perform) any of Southwire's obligations under this Agreement that would constitute negligence, recklessness or willful misconduct of Southwire and (ii) any condition, event or act caused or contributed to by Southwire at or affecting a Facility owned by the Smelter Site Owner.

     (c) A party seeking indemnification pursuant to this Section 11 (the "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right to undertake the defense of any such claim asserted by a third party and the Indemnified Party shall cooperate in such defense and make available all records and materials requested by the Indemnifying Party in connection therewith at the Indemnifying Party's expense. The Indemnified Party shall be entitled to participate in such defense, but shall not be entitled to indemnification with respect to the costs and expenses of such defense if the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any claim settled without its consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may settle and claim without the consent of the Indemnified Party, but only if the settlement involves solely monetary damages.

     (d) No owner of a Site shall be responsible for Losses suffered by the other party or its Affiliates or their officers, directors, employees or agents arising out of or in connection with Shared Services provided on such owner's Site, except to the extent (but subject to Section 10) such Losses resulted solely from the gross negligence, recklessness or willful misconduct of the owner of such Site.

     12. Insurance. Each Party agrees that it shall maintain during the Term of this Agreement insurance policies consistent with good business practices in the industry, including but not limited to, general liability insurance, product liability insurance, workers' compensation insurance and motor vehicle or motor driven equipment liability insurance.

     13. Miscellaneous.

     (a) Assignment. Either party may assign this Agreement to any Affiliate of such party for so long as the assignee remains an Affiliate of such party and provided that the assignor (and Century, if the Smelter Site Owner is the assignor) shall unconditionally guarantee all obligations of the assignee hereunder. The parties agree that, (i) in the case of a direct or indirect sale of all or substantially all the assets of the business conducted by the Smelter Site Owner at the Smelter Site to a non-Affiliate of either of NSA or GAC, as the case may be, NSA and GAC shall assign all their rights and obligations hereunder to the purchaser of such assets and such purchaser shall assume all such rights and obligations and NSA and GAC shall have no further rights or obligations hereunder, and (ii) in the case of a direct or indirect sale of all or substantially all the assets of the business conducted by Southwire at SCKP to a non-Affiliate of Southwire, Southwire shall assign all of its rights and obligations hereunder to the purchaser of such assets and the purchaser shall assume all such rights and obligations and Southwire shall have no further rights or obligations hereunder. Except for the foregoing permitted assignments, neither party shall assign this Agreement or any of its rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event of a merger between either party and a third party, the party entering into such merger shall cause the surviving party (if other than the party hereto) of such merger to unconditionally assume all the rights and obligations hereunder of the party hereto entering into such merger.

     (b) Non-Waiver. No failure or delay on the part of either Southwire or the Smelter Site Owner in exercising any right hereunder will operate as a waiver of, or impair any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will have effect unless given in a written document, with specific reference to the relevant provision(s) of this Agreement, which is signed by a duly authorized representative of the party granting the waiver. No waiver of any such right will be deemed a waiver of any other right hereunder.

     (c) Severability. If any provision of this Agreement is held to be illegal, void, invalid, ineffective or unenforceable by a competent authority, such determination will not affect the validity or enforceability of any other provision(s) of this Agreement which will remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions will be deemed inoperative to the extent that they may conflict therewith and will be deemed to be modified to conform with such statute or rule of law.

     (d) Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and same instrument. Each counterpart may consist of a number of copies thereof each signed by less than all, but together signed by all, of the parties. In pleading or proving any provision of this Agreement, it will not be necessary to produce more than one such counterpart.

     (e) Independent Contractor. In all activities under this Agreement, the parties will act as and be deemed independent contractors with respect to one another with no authorization to any way obligate or bind the other party. Accordingly, neither party will hold itself out to third parties as purporting to act on behalf of, or serving as the agent of, the other. Neither party is authorized to enter into any understandings or agreements, whether oral or written, on the other party's behalf without the prior written consent of such other party. This Agreement will not be deemed held or construed as creating a partnership, joint venture, or any other form of association between Southwire and the Smelter Site Owner for any purpose whatsoever, except as expressly provided in this Agreement.

     (f) No Lease, Conveyance. Except as specifically provided in this Agreement, this Agreement does not and shall not be deemed to constitute a lease or a conveyance of any real property or premises, or to confer upon any party any right, title, estate or interest in the other party's Site or any part thereof, including any equipment or other assets.

     (g) Governing Law. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to its principles pertaining to conflict of laws. Any suit or other action seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement shall be brought only in the United States Courts sitting in the State of Delaware, unless such court shall not have jurisdiction over the parties or the claims asserted in such action. Each party hereby irrevocably consents and submits to the jurisdiction and venue of such court and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit or action brought in such court and any claim that such suit or action brought in such court has been brought in an inconvenient forum.

     (h) Headings. The headings used in this Agreement are intended for guidance only and will not be considered part of the written understanding between the parties.

     (i) Notices. Any notice or request to be given or furnished under this Agreement by any party to another party will be in writing and will be delivered personally or sent via prepaid certified mail, or by prepaid overnight delivery service, at the addresses listed below. A notice or request will be deemed to be given (a) when delivered personally, or (b) if sent by certified mail or overnight delivery service, at the time of delivery as indicated on the duly completed U.S. Postal Service return receipt or at the time of package pickup as indicated on the records of or certificates provided by the overnight delivery service.

     If to the Smelter Site Owner, addressed to:

          Century Aluminum Company
          2511 Garden Road
          Building A, Suite 200
          Monterey, CA  93940
          Attention: Gerald J. Kitchen, Esq.
                     Executive Vice President, General Counsel and Chief Administrative Officer
          Tel: (831) 642-9300
          Fax: (831) 642-9328

          With a copy to the manager of the Smelter Site.

     If to Southwire, addressed to:

          Southwire Company
          One Southwire Drive
          Carrollton, GA 30118
          Attention: Jeff Herrin
                     Director of Operations,
                     Wire and Cable Division
          Tel: (770) 832-4499
          Fax: (770) 832-4249

     With a copy to the Office of the General Counsel, Southwire Company.

or to such other place and with such other copies as such party may designate as to itself by written notice to the others.

     (j) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the subject matter addressed herein and hereby supersedes all prior understandings and agreements, whether oral or written, between the parties with respect thereto. Any amendment to, or release from, any provisions set forth in this Agreement must be in writing, signed by the parties, and specifically state that it is an amendment or release.

     (k) Waiver of Jury Trial. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any party in the negotiation, administration, performance and enforcement thereof.

     (l) Survival. Without prejudice to the survival of the other agreements of the parties hereunder, the agreements of the parties pursuant to Sections 4, 10, and 11 hereof shall survive the termination of this Agreement.

     (m) Further Assurances. From time to time, each party agrees to execute and deliver such additional documents and to provide such additional information and assistance as the other party shall reasonably require in order to carry out the terms of this Agreement.

     (n) Regulations. All employees of each party when on the property of the other party in connection with this Agreement and the easements to be granted pursuant hereto and the services to be provided hereunder will conform to the rules and regulations concerning health, safety and security of such other party with respect to its Site.

     (o) Authority. If a party signs as a corporation, partnership, or other entity, each of the persons executing this Agreement, on behalf of such party, does hereby covenant and warrant that such party has full right and authority to enter into this Agreement, and that the persons signing on behalf of such party were authorized to do so.

     14. Certain Definitions. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

     "Governmental Body" means any federal, state, local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature, including without limitation any court or other tribunal.

     "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     "Legal Requirement" means any United States federal, state, local or foreign law, statute, ordinance, principle of common law, rule, regulation, code, order or other requirement of a Governmental Body.

     "Losses" means any and all liabilities, losses, damages, claims, costs, interests, judgments, fines, amounts paid in settlement and expenses actually incurred by a party.

     IN WITNESS WHEREOF, the parties hereto have had this Agreement executed by their respective authorized officers as of the date first written above.


                                      CENTURY ALUMINUM COMPANY


                                      By:_______________________________
                                      Its:______________________________



                                      NSA, LTD.
                                      by METALSCO LTD, its General Partner


                                      By:_______________________________
                                      Its:______________________________



                                      GLENCORE ACQUISITION I LLC


                                      By:_______________________________
                                      Its:______________________________


                                      SOUTHWIRE COMPANY


                                      By:_______________________________
                                      Its:______________________________

                                    EXHIBITS

A   -    Site Plan

B   -    Description of Shared Services

                                    EXHIBIT A

                                    Site Plan

                                    EXHIBIT B

     1.   Electric Power

          a) Electric Service Participation Agreement- The Smelter Site Owner shall provide electric power to SCKP pursuant to the Electric Service
     Participation Agreement of even date herewith. The Electric Service Participation Agreement will also provide for a maximum limit on the amount of electric power to be provided to and paid for by Southwire. In the event of any inconsistency between the provisions of the Electric Service Participation Agreement and this Agreement, the provisions of the Electric Service Participation Agreement shall govern.

          b) Description of Facilities and Property- Electric power is delivered to the substation on the North side of the Smelter Site by five power lines from a coal-fired plant on the adjacent property to the North. Electric power is supplied to SCKP through two underground power lines that extend from the substation on the Smelter Site along the East side of the potlines to the new property line of SCKP. The Smelter Site does not manage the load of SCKP. The Smelter Site and SCKP each have separate meters. The SCKP meter is located on the Smelter Site in an electrical substation panel.

          c) Ownership and Maintenance- The Smelter Site Owner shall own the substation on the North side of the Smelter Site. The Smelter Site Owner shall maintain the overhead lines from the utility into the substation. Southwire shall own and maintain the 15 kV underground power lines which serve SCKP. These 15 kV underground power lines extend from the meter base at the Smelter Site Owner switchgear to the SCKP property line.

          d) Rights of Access- The Smelter Site Owner shall grant to Southwire an easement for the two underground power lines from the meter base at the Smelter Site Owner Switchgear to the new property line of the SCKP and such rights of access as may be necessary for the maintenance, repair and replacement of such power lines. The Smelter Site Owner hereby grants Southwire such rights of access as may be necessary for Southwire to read the SCKP meters. The Smelter Site Owner and Southwire shall grant to the electricity provider to the Hawesville Complex such rights of ingress to or egress from their respective properties as is reasonably necessary in order for the parties to obtain electric power as contemplated hereunder and to carry out their respective responsibilities for the installation, operation, maintenance, testing or replacement of electrical power facilities.

     2.   Water

          a) Process Water; Fire Water- There are three wells on the Smelter Site which connect to a process water treatment plant located on the Smelter Site between the cast house and the potlines. An 8-inch process water loop and a 10-inch fire water loop presently extend from the treatment plant around the Smelter Site. SCKP ties in to the process water loop and the fire water loop near its property line. Southwire shall maintain the underground process water and fire water pipes from SCKP to the respective points of tie-in. The fire water loop is not metered. The Smelter Site Owner shall permit Southwire to retain its existing tie-in to the fire water loop at no charge and the Smelter Site Owner shall not be liable for any failure of the fire water loop system. The process water loop is metered, but the existing meter is not functioning. The Smelter Site Owner shall install a new meter for the process water loop, the cost of which shall be shared equally by the Smelter Site Owner and Southwire.

          b) Sanitary Waste Water- There is a sanitary wastewater treatment facility on the Smelter Site that services both the Smelter Site and SCKP. An underground line connects SCKP to the wastewater treatment plant. Treated water is discharged through the 003 outfall on the Smelter Site. The Smelter Site Owner will own, operate and maintain the wastewater treatment facility. There are no meters within the wastewater treatment loop. The Smelter Site Owner and Southwire shall share the Direct Costs of the wastewater treatment facility in proportion to their respective water usage as measured by the local county's water meters to the respective Sites.

          c) Payment- The Smelter Site Owner shall charge Southwire a flat monthly fee in the amount of $3,457 payable monthly in arrears until the new meter is installed and thereafter shall charge Southwire for the use of process water based on Southwire's metered usage in gallons. The $ per gallon charge rate will be equal to the annual Direct Costs of operating and maintaining the process water system divided by the total gallons of water processed by the Smelter Site for the preceding year.

     3.   Fuel Oil

          a) There is a 150,000-gallon fuel oil storage tank located at the south end of the Smelter Site that supplies backup fuel oil to the cast furnaces of both the Smelter Site and SCKP. Spillage dikes surround the fuel oil storage tank. There is a pump station and meter located next to the fuel tank with an underground pipe that connects to SCKP. The Smelter Site does not utilize the pump station or the meter. Southwire shall own and maintain the pump station, meter and underground pipe at its sole cost and shall be solely responsible for any clean-up costs associated therewith. The Smelter Site Owner shall permit Southwire to access the pump station , meter and underground pipe for maintenance purposes. The Smelter Site Owner shall own and maintain the fuel oil storage tank and spillage dikes and charge Southwire for its proportionate share of Direct Costs based on quantity of fuel oil used. The Smelter Site Owner shall be solely responsible for any clean-up costs associated with the fuel oil storage tank and spillage dikes for events occurring after the date hereof. Southwire shall have the right to purchase up to 35,000 gallons of fuel oil per day.

          b) Payment- The Smelter Site Owner shall purchase an initial supply of backup fuel oil and charge Southwire for 35,000 gallons of the fuel oil in storage. Thereafter, the Smelter Site Owner shall charge Southwire for fuel oil as used by Southwire.

     4.   Dross Storage; Dross Loading; Dust Waste

     SCKP has three covered bays for dross storage. Southwire shall permit the Smelter Site Owner to use one of the dross storage bays at SCKP for up to 18 months after the date hereof. The loading area abuts the dross storage bays at SCKP. In consideration for its use of the storage bay at SCKP, the Smelter Site Owner shall provide the front loader to load Southwire's dross onto trucks approximately three times per week at no charge. Loading rates after the Smelter Site Owner is no longer a recipient of this Shared Service will be negotiated at the same time equipment rental rates are negotiated in 11 below. The loading area has a bag house system to collect fugitive dust from the storage and loading process. Southwire shall own, operate and maintain at its expense the bag house, dross loading and dross storage facilities. The Smelter Site Owner agrees to leave the dross bay the Smelter Site is currently using, in the same condition as exists as of the date hereof when it terminates its use of the dross storage bay.

     The parties acknowledge that waste, which is sent from the dust waste facility for off-site disposal is subject to a State-approved waste profile and related conditions set forth by the State pursuant to the waste profile. The parties agree that (i) only those wastes consistent with the State-approved waste profile and related conditions will be sent to the dust waste facility, and (ii) the parties will confer and cooperate in filing future waste profiles relating to the dust waste facility.

     5.   Railroad

     CSX owns the rail line that services the Hawesville Complex. CSX owns the line to a point within the Smelter Site. CSX also owns a separate section of side track located on the Smelter Site. The rail line runs across the Smelter Site and connects to SCKP at the new property line. A rehabilitation agreement will be negotiated among CSX, Southwire and other parties.

     6.   Drainage Ditch

     SCKP shall not discharge process water into the main drainage ditch that runs South to North on the East side of the Smelter Site to the north property line of the Smelter Site (the "Ditch"). If SCKP discharges any storm water into the Ditch, Southwire shall periodically sample its discharge into the Ditch as required by applicable law, and Southwire shall be responsible for and shall hold the Smelter Site Owner harmless from any legal obligation caused by such SCKP discharge.

     7.   Family Medical Center

     There is a contract medical service located on the Smelter Site that provides clinical services to the employees and their dependents employed at the Smelter Site and SCKP (the "Family Medical Center"). For a period of up to 3 years from the date hereof, the Smelter Site Owner shall permit Southwire employees employed at SCKP, their dependents and retirees (covered under the Southwire Medical Benefit Plan) to access and utilize the services of the Family Medical Center. The Smelter Site Owner shall charge Southwire a monthly fee in the amount of $7,000, payable in advance, to cover Southwire's prorated share of the Direct Costs based on usage of the Family Medical Center. The Smelter Site Owner will reconcile amounts paid by Southwire quarterly to Southwire's actual prorated share of the Direct Costs of the Family Medical Center. Any payment or credit adjustment necessary to reconcile the account will be made on the next billing cycle. In addition to its obligations under section 11(b), subject to
Section 10, Southwire agrees to indemnify and hold harmless the Smelter Site Owner and any Affiliates of NSA or GAC against and in respect of all Losses (including reasonable attorneys' fees and litigation expenses) incurred by the Smelter Site Owner or any Affiliate of NSA or GAC arising out of the Smelter Site Owner providing the services described in Paragraphs 8 and 9 of this Schedule B, except where such Losses were caused by the willful misconduct, recklessness or negligence of the Smelter Site Owner or an Affiliate of NSA or GAC.

     8.   First Aid Service

     There is a first aid service located on the Smelter Site adjacent to the Family Medical Center. For a period of up to 3 years from the date hereof, the Smelter Site Owner shall permit SCKP employees to access and utilize the first aid service. The Smelter Site Owner shall charge Southwire a monthly fee in the amount of $300 payable in advance, which shall be subject to an annual adjustment payment at year-end to allocate Direct Costs of the first aid service according to respective usage during the year.

     9.   Machine Shop Services

     After the Closing, the Smelter Site Owner shall use reasonable efforts to accommodate Southwire in emergency situations by permitting Southwire to use the services of the machine shop. The Smelter Site Owner shall charge Southwire for the use of the machine shop's services based on Direct Costs according to usage.

     10.  Equipment

     After the Closing, the Smelter Site Owner shall permit Southwire to use certain of the Smelter Site Owner's mobile equipment (e.g., loaders, cranes) upon request, subject to availability. The Smelter Site Owner shall charge Southwire an hourly rate for the use of such equipment based on the rate schedule to be agreed upon annually by the Smelter Site Owner and Southwire based upon the then current market rates for the use of similar equipment. If a qualified operator is required from the Smelter Site Owner, the Smelter Site Owner shall charge Southwire $30 per hour for such operator.

     11.  Metal Lab Services

     The Smelter Site Owner will perform hot metal lab analysis services to Southwire at the metal analysis lab on the Smelter Site for a charge of $3.50 per sample. The Smelter Site Owner will make reasonable efforts to deliver metal samples from the point of delivery at SCKP to the Smelter Site's lab, via the hot metal trucker's return trip to the Hot Metal Scales. Southwire shall ultimately be responsible for delivery of metal samples to the lab and SCKP personnel shall be allowed access to the smelter site for such delivery. If a special standard is needed in order to test any metal sample for Southwire, Southwire shall reimburse the Smelter Site Owner for the cost of purchasing such standard. In such an event, Southwire shall own the metal standard. The Smelter Site Owner shall retain metal samples for Southwire for a period of seven days, after which the Smelter Site Owner shall have no responsibility for the retention of such samples. The Smelter Site Owner shall maintain an electronic data system for delivering analysis results to SCKP.

     12.  Cafeteria

     There is a cafeteria located on the Smelter Site that provides food services to employees employed at the smelter site and SCKP. For a period of up to 3 years from the date hereof, the Smelter Site Owner shall permit SCKP employees access to the cafeteria and use of the food services at no charge to Southwire. Use of the food services will be provided to employees of SCKP at the same cost as provided to employees of the Smelter Site.

     13.  Transition Services

     To the extent permitted by applicable law, Southwire shall make the following information and administrative services available to the Smelter Site Owner, for a period of up to 1 year after the date hereof, upon reasonable request by the Smelter Site Owner giving appropriate consideration to Southwire's ongoing business requirements:

          Payroll
          Employee records
          Medical benefits administration
          Medical center liaison

     The parties recognize that Southwire may need professional advice regarding its ability to perform such services. In the event Southwire shall decide, in its sole discretion, to seek such advice as a prerequisite to providing any services to the Smelter Site Owner, Southwire shall notify the Smelter Site Owner regarding the nature of the services required and the Smelter Site Owner shall reimburse Southwire for the actual cost of such professional services. In the event that such professional advice is that Southwire is prohibited from providing such service, Southwire shall be relieved of any obligation to do so to the extent prohibited. The Smelter Site Owner and Southwire shall in good faith agree upon the compensation Southwire shall receive for providing such services as a condition precedent to Southwire's obligation to do so. The
Smelter Site Owner will indemnify and hold harmless Southwire, its officers, employees and agents from any cost or expense in performing such services. In addition to its obligations under Section 11(a), and subject to Section 10, the Smelter Site Owner agrees to indemnify and hold harmless Southwire, and any Southwire Affiliate against and in respect of all Losses (including reasonable attorneys' fees and litigation expenses) incurred by Southwire or a Southwire Affiliate arising out of Southwire providing any services described in this Paragraph 14, except where such Losses were caused by the willful misconduct, recklessness or negligence of Southwire or a Southwire Affiliate.